Exhibit 99.2

To make a valid election, this form must be received by Mellon Investor Services LLC no later than 5:00 p.m., New York City time, on September 24, 2007.

Form of Election
Return this form to
Mellon Investor Services LLC as follows:

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assistance?
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M&A
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1-877-456-3427

By Mail:	By Hand:	By Overnight Delivery:
Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box XXXX South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271	Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Drop – Reorg Ridgefield Park, NJ 07660
1. About You and Your Shares – INDICATE ADDRESS CHANGE AS NECESSARY BELOW.

CCU Account Number:

Certificate Number:	Number of Shares Evidenced by Certificate:
Total Shares:
2. Type of Election and Required Signatures – COMPLETE A & B – REVIEW THE LETTER OF TRANSMITTAL BEFORE COMPLETING.
A) Type of Election:
     Number of Shares:

☐ 1.	Cash Election: Exchange the number of shares of CCU common stock set forth directly above for all cash.

     Number of Shares:

☐ 2.	Stock Election: Exchange the number of shares of CCU common stock set forth directly above for shares of Holdings Class A common stock, subject to adjustment, proration and cutback pursuant to the individual cap, with cash in lieu of fractional shares.

All elections may be revoked or modified prior to 5.00 p.m. New York City time, on September 24, 2007, after which such elections become irrevocable.
B) Required Signatures – ALL CCU SHAREHOLDERS MUST SIGN BELOW.

Signature of Stockholder	Date

Signature of Stockholder	Date

Area Code and Daytime Phone